Filed Pursuant to Rule 433
Registration Statement No. 333-139817
May 29, 2007

The depositor has filed a registration statement (including prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Internet Web site at www.sec.gov. Alternatively, the Depositor or Goldman, Sachs & Co., the underwriter for this offering, will arrange to send the Prospectus to you if you request it by calling toll-free 1-866-471-2526.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

Final Terms of Offered Securities

The issuing entity will issue the following offered certificates:

Class	Approximate Initial Class Principal Balance	Approximate Initial Annual Certificate Interest Rate	Type	S&P Rating(12)	Fitch Rating(12)	Rated Final Distribution Date(13)
1A1	$ 419,625,000	5.802%(2)	Super Senior	AAA	AAA	May 2037
1A2	$ 24,143,000	5.802%(2)	Senior Support	AAA	AAA	May 2037
2A1	$ 231,612,000	5.495%(3)	Super Senior	AAA	AAA	May 2037
2A2	$ 8,717,000	5.495%(3)	Senior Support	AAA	AAA	May 2037
3A1	$ 68,220,000	5.961%(4)	Super Senior	AAA	AAA	May 2037
3A2	$ 2,568,000	5.961%(4)	Senior Support	AAA	AAA	May 2037
4A1	$ 43,565,000	4.656%(5)	Super Senior	AAA	AAA	May 2037
4A2	$ 1,640,000	4.656%(5)	Senior Support	AAA	AAA	May 2037
5A1A	$ 56,036,000	5.375%(6)	Super Senior	AAA	AAA	May 2037
5A1B	$ 317,896,000	5.375%(7)	Super Senior	AAA	AAA	May 2037
5A2(1)	$ 14,073,000	5.375%(8)	Senior Support	AAA	AAA	May 2037
6A1	$ 89,703,000	5.499%(9)	Super Senior	AAA	AAA	May 2037
6A2	$ 3,376,000	5.499%(9)	Senior Support	AAA	AAA	May 2037
B1	$ 19,916,000	5.561%(10)	Subordinate	AA	AA	May 2037
B2	$ 9,293,000	5.561%(10)	Subordinate	A	A	May 2037
B3	$ 5,311,000	5.561%(10)	Subordinate	BBB	BBB	May 2037
R	$ 100	4.656%(11)	Residual	AAA	AAA	May 2037
RC	$ 100	4.656%(11)	Residual	AAA	AAA	May 2037

Each class of offered certificates is designed to receive monthly distributions of interest, principal or both commencing on June 25, 2007. In addition to the offered certificates, the issuing entity will issue the Class B4, Class B5 and Class B6 certificates that are not offered by the prospectus supplement.

(1)	The Class 5A2 certificates will be issued in two components: the Class 5A2A component and the Class 5A2B component. The components are not severable.

(2)
For each distribution date, the certificate rate for the Class 1A1 and Class 1A2 certificates will equal a per annum rate equal to the weighted average of the net rates for the mortgage loans in loan group 1.

(3)
For each distribution date, the certificate rate for the Class 2A1 and Class 2A2 certificates will equal a per annum rate equal to the weighted average of the net rates for the mortgage loans in loan group 2.

(4)
For each distribution date, the certificate rate for the Class 3A1 and Class 3A2 certificates will equal a per annum rate equal to the weighted average of the net rates for the mortgage loans in loan group 3.

(5)
For each distribution date, the certificate rate for the Class 4A1 and Class 4A2 certificates will equal a per annum rate equal to the weighted average of the net rates for the mortgage loans in loan group 4.

(6)	For each distribution date, the certificate rate for the Class 5A1A certificates will equal a per annum rate equal to the weighted average of the net rates for the mortgage loans in loan group 5A.

(7)	For each distribution date, the certificate rate for the Class 5A1B certificates will equal a per annum rate equal to the weighted average of the net rates for the mortgage loans in loan group 5B.

(8)
For each distribution date, the certificate rate for the Class 5A2 certificates will equal a per annum rate equal to the weighted average of the component interest rates for the Class 5A2A and Class 5A2B components, weighted on the basis of their respective component principal balances. The component interest rate in respect of the Class 5A2A component of the Class 5A2 certificates will equal a per annum rate equal to the weighted average of the net rates for the mortgage loans in loan group 5A; and the component interest rate in respect of the Class 5A2B component of the Class 5A2 certificates will equal a per annum rate equal to the weighted average of the net rates for the mortgage loans in loan group 5B.

(9)
For each distribution date, the certificate rate for the Class 6A1 and Class 6A2 certificates will equal a per annum rate equal to the weighted average of the net rates for the mortgage loans in loan group 6.

(10)
For each distribution date, the certificate rate for the Class B1, Class B2 and Class B3 certificates will equal a per annum rate equal to the weighted average of the net rates for the mortgage loans in loan group 1, loan group 2, loan group 3, loan group 4, loan group 5A, loan group 5B and loan group 6, weighted on the basis of the related group subordinate amount, as described under “Description of the Certificates—Priority of Distributions” in the prospectus supplement.

(11)
The certificate rate for each of the Class R and Class RC certificates will equal a per annum rate equal to the weighted average of the net rates for the mortgage loans in loan group 4. The Class R certificates represent the residual interest in the upper tier REMIC and the Class RC certificates represent the residual interest in the lower tier REMIC that will hold the mortgage loans, as described under “Certain Federal Income Tax Consequences” in the prospectus supplement.

(12)	See “Certificate Ratings” in the prospectus supplement.

(13)	Calculated as described in the prospectus supplement; the actual final payment to any class of certificates could be significantly earlier.